Exhibit 10.9

Director Compensation (effective January 1, 2005)

Monthly Fees
Monthly Fee	$400

Equity Compensation

Each director is also eligible to receive non-qualified stock option awards pursuant to the Company’s 2001 Stock Option Plan, in the discretion of the Board of Directors.

In each of December 2001, January 2003, January 2004 and November 2004, the Company granted each director options to purchase 2,000 shares of the Company’s common stock. These options were immediately exercisable and have exercise prices of $7.50, $10.00, $10.00, and $13.50 respectively, per share, based on the fair market value of the Company’s common stock on the date of grant, and have a term of 10 years.